Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-264910
Prospectus Supplement No. 2
(To Prospectus dated July 1, 2022)

NuScale Power Corporation

This prospectus supplement updates and amends the prospectus dated July 1, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-264910), with the information contained in our Current Report on Form 8-K filed with the SEC on August 16, 2022. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of Class A common stock are listed on The New York Stock Exchange (the “NYSE”) under the symbol “SMR.” On August 15, 2022 the closing sale price of our Class A common stock was $15.00 per share. Our public warrants are listed on the NYSE under the symbol “SMR WS.” On August 15, 2022, the closing sale price of our public warrants was $3.46 per warrant.

Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus, as modified or updated by this and other prospectus supplements.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 16, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 16, 2022
NuScale Power Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-39736	98-1588588
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

(Address of principal executive offices)		(Zip Code)
6650 SW Redwood Lane, Suite 210
Portland, OR 97224
(971) 371-1592
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	SMR	New York Stock Exchange
Warrants to purchase Class A common stock	SMR WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On August 16, 2022, NuScale Power Corporation (“NuScale Corp”) sent the communication set forth in Exhibit 99.1 to members of NuScale Power, LLC (“NuScale LLC”) who have elected, pursuant to the Sixth Amended and Restated Limited Liability Company Agreement of NuScale LLC, to surrender their Class B Units of NuScale LLC (and a corresponding number of shares of Class B Common Stock of NuScale Corp) in exchange for shares of Class A Common Stock of NuScale Corp.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits
.

Exhibit No.	Description
99.1	Communication to members of NuScale LLC.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuScale Power Corporation

Date: August 16, 2022	By:	/s/ Chris Colbert
	Name:	Chris Colbert
	Title:	Chief Financial Officer